UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2012

Saba Software, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34372	94-3267638
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bridge Parkway, Redwood Shores, California	94065-1166
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 581-2500

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 31, 2012, Saba Software, Inc. (the “Company”) entered into a second letter agreement with Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to which Wells Fargo extended to June 30, 2012 the time for the Company’s delivery to Wells Fargo of its Form 10-Q and financial statements for its fiscal quarter ended February 29, 2012 under the Credit Agreement between the Company and Wells Fargo dated as of June 27, 2011. A copy of the second letter agreement is attached hereto as Exhibit 10.1.

As previously reported in a current report on Form 8-K filed by the Company on April 9, 2012, the Company has delayed the filing of its Form 10-Q for its fiscal quarter ended February 29, 2012.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on April 11, 2012, the Company received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c)(1) due to the Company’s delay in filing its Form 10-Q for its fiscal quarter ended February 29, 2012.

The NASDAQ letter states that the Company is required to submit a plan to regain compliance with NASDAQ’s requirements for continued listing within 60 calendar days of the date of the NASDAQ notification letter. The Company has determined that it will submit a plan of compliance to the NASDAQ Listing Qualifications Staff within the 60-day period in order to provide additional time for the Company to regain compliance with the NASDAQ continued listing requirements. If the Staff accepts the plan submitted by the Company, the Staff can grant the Company up to 180 calendar days from the original due date of the Form 10-Q, or until October 8, 2012, to regain compliance with the listing requirements.

The Company issued a press release on June 1, 2012 disclosing among other items the Company’s intention to submit a plan of compliance in response to the NASDAQ notification letter. A copy of such press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Second Letter Agreement, between the Company and Wells Fargo Bank, National Association dated May 31, 2012.

99.1	Press Release dated June 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saba Software, Inc. (Registrant)

Date: June 1, 2012	/s/ Peter E. Williams III
(Signature)
Peter E. Williams III
Executive Vice President and Secretary